Exhibit 99.1

Zayo Announces Definitive Agreement to be Acquired by Digital Colony and EQT

Zayo Shareholders to Receive $35.00 per share in Cash Transaction Valued at $14.3 Billion

Transaction would result in Zayo becoming a private company

World-class network assets well positioned to meet connectivity-driven demand in key North America and Europe markets

Global investment firms, EQT and Digital Colony, uniquely positioned to support Zayo in growing its business

BOULDER, Colo. — May 8, 2019 — Zayo Group Holdings, Inc. (“Zayo” or “the Company”) (NYSE: ZAYO), which provides mission-critical bandwidth to the world’s most impactful companies, today announced that it has signed a definitive merger agreement to be acquired by affiliates of Digital Colony Partners (“Digital Colony”) and the EQT Infrastructure IV fund (“EQT” or “EQT Infrastructure”). The transaction would result in Zayo transitioning from a public company to a private company. Under the new ownership, the Zayo team would continue to execute the Company’s strategy and remain headquartered in Boulder, Colorado.

Under the terms of the agreement, which was unanimously approved by Zayo’s Board of Directors, shareholders will receive $35.00 in cash per share of Zayo’s common stock in a transaction valued at $14.3 billion, including the assumption of $5.9 billion of Zayo’s net debt obligations. The offer price represents a 32% premium to the volume-weighted price average of the last six months of $26.44.

Dan Caruso, Zayo’s Chairman and CEO, said “Digital Colony and EQT share our vision that Zayo’s Fiber Fuels Global Innovation. Both are experienced global investors in the communications infrastructure space, and they appreciate our extraordinary fiber infrastructure assets, our highly talented team and our strong customer base. I am confident this partnership with EQT and Digital Colony will empower Zayo to accelerate its growth and strengthen its industry leadership.”

Marc Ganzi, Managing Partner of Digital Colony, said “Zayo has a world-class digital infrastructure portfolio, including a highly-dense fiber network in some of the world’s most important metro markets. We believe the company has a unique opportunity to meet the growing demand for data associated with the connectivity and backhaul requirements of a range of customers. We are excited to work alongside the management team and EQT to grow the business and expand its presence in the global market.”

“We are excited by the opportunity to team up with Zayo, in a transaction reflecting EQT’s commitment to investing in market leading infrastructure companies whose innovations and services are transforming society,” said Jan Vesely, Partner at EQT Partners, Investment Advisor to EQT Infrastructure. “As one of the most active global infrastructure investors with a demonstrated track record of success in the telecommunications and fiber industry, we are confident that EQT, along with Digital Colony, are ideal partners for Zayo as the Company embarks on its next phase of growth. We look forward to working closely with Zayo’s global team, whose entrepreneurship, collaboration and customer partnerships are best in class.”

“Following a comprehensive review of strategic alternatives, the Zayo Board of Directors concluded that the sale of Zayo to Digital Colony and EQT Infrastructure is in the best interest of Zayo and all its stakeholders,” said Yancey Spruill, Zayo’s Lead Independent Director. “The transaction delivers immediate and substantial value to shareholders and will strengthen Zayo’s financial flexibility, enabling the company to increase investments and better position itself for long-term growth and profitability.”

The closing of the deal is subject to customary conditions, including regulatory clearance and Zayo shareholder approvals. The transaction is expected to close in the first half of calendar 2020.

Goldman Sachs and J.P. Morgan are serving as financial advisors to Zayo Group in connection with the transaction and Skadden Arps is serving as legal counsel. Morgan Stanley and Deutsche Bank are acting as financial advisors to Digital Colony and EQT Infrastructure, and Simpson Thacher is serving as legal advisor.

For further information regarding all terms and conditions contained in the definitive merger agreement, please see the Company’s form 8-K, which will be filed in connection with this transaction.

For more information about Zayo, visit zayo.com.

About Zayo

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides mission-critical bandwidth to the world’s most impactful companies, fueling the innovations that are transforming our society. Zayo’s 130,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. Zayo’s communications infrastructure solutions include dark fiber, private data networks, wavelengths, Ethernet, dedicated Internet access, and colocation services. Zayo owns and operates a Tier 1 IP Backbone and 51 carrier-neutral data centers. Through its Cloudlink service, Zayo provides low latency private connectivity that attaches enterprises to their public cloud environments.  Zayo serves wireless and wireline carriers, media, tech, content, finance, healthcare and other large enterprises.  For more information, visit zayo.com.

About Digital Colony

Digital Colony is a global investment firm dedicated to strategic opportunities in digital infrastructure. The firm was launched in 2018 by Digital Bridge Holdings, LLC, a leading investor in and operator of companies enabling the next generation of mobile and internet connectivity, and Colony Capital, Inc. (NYSE: CLNY) a leading global real estate and investment management firm. The firm brings together Digital Bridge’s industry, operational and investment expertise in the telecommunications sector with Colony Capital’s 26 years of experience as a global investment manager. For more information, please visit www.digitalcolony.com.

About EQT

EQT is a leading investment firm with more than EUR 61 billion in raised capital across 29 funds and around EUR 40 billion in assets under management. EQT funds have portfolio companies in Europe, Asia and the US with total sales of more than EUR 19 billion and approximately 110,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. More info: www.eqtpartners.com.

Forward Looking Statements

Certain statements made herein, including, for example, statements regarding the benefits of the transaction, certainty of the transaction, the anticipated timing of the transaction and future results or expectations of the Company, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements typically include words such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved, and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, many of which are beyond our control, and are not guarantees of future results or achievements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its businesses or operations. As a result, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the delay or termination of the merger agreement; the outcome or length of any legal proceedings that have been, or will be, instituted related to the merger agreement; the inability to complete the merger due to the failure to timely or at all obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt on a timely basis or at all of any required regulatory clearances related to the merger; the failure of Parent to obtain or provide on a timely basis or at all the necessary financing as set forth in the equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general; and the other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and

Exchange Commission (the “SEC”) as described below. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive.

Additional information concerning these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at  https://investors.zayo.com or by contacting the investor relations department of the Company. Except to the extent required by applicable law, we disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information about the Proposed Merger And Where To Find It

In connection with the proposed merger, the Company will file a proxy statement on Schedule 14A with the SEC. Additionally, the Company plans to file other relevant materials with the SEC in connection with the proposed merger. This press release is not a substitute for the proxy statement or any other document which the Company may file with the SEC. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed merger and related matters. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER, RELATED MATTERS AND THE PARTIES TO THE MERGER. The materials to be filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or by contacting the investor relations department of the Company.

Participants in the Solicitation

This press release does not constitute a solicitation of a proxy from any stockholder with respect to the proposed merger. However, the Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, the Company’s definitive proxy statement on Schedule 14A for the 2018 Annual Meeting of Stockholders and the proxy statement and other relevant materials filed with the SEC in connection with the merger if and when they become available. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC. All such documents, when filed or furnished, are available free of charge at the SEC’s website at www.sec.gov or by contacting the investor relations department of the Company.

For Zayo:	Brad Korch, Investor Relations
720-306-7556
IR@zayo.com

For Digital Colony Partners:	Alex Stanton / Charlyn Lusk, Stanton
212-780-0701/646-502-3549
astanton@stantonprm.com / clusk@stantonprm.com

For EQT:	Stephanie Greengarten
646-687-6810
stephanie.greengarten@eqtpartners.com

Daniel Yunger / Cathryn Vaulman, Kekst CNC
212-521-4800
daniel.yunger@kekstcnc.com / cathryn.vaulman@kekstcnc.com